Exhibit 21.1

SIGNIFICANT SUBSIDIARIES

Subsidiary	State of Organization
Inovalon, Inc.	Delaware
Avalere Health, Inc.	Delaware
Creehan Holding Co., LLC	Pennsylvania
Butler Group Holdings, Inc.	Delaware